Free Writing Prospectus

Filed Pursuant to Rule 433

Filed June 1, 2017

Registration Statement No. 333-207859 and 333-207859-07

Free Writing Prospectus dated June 1, 2017

$1,250,000,000 Asset-Backed Notes

GM Financial Automobile Leasing Trust 2017-2

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated June 1, 2017, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Inc., d/b/a Fitch Ratings, or Fitch, and S&P Global Ratings, or S&P, in order to be issued.

	Fitch	S&P
Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2-A Notes	AAAsf	AAA (sf)
Class A-2-B Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class A-4 Notes	AAAsf	AAA (sf)
Class B Notes	AAsf	AA (sf)
Class C Notes	Asf	A (sf)
Class D Notes	BBBsf	BBB (sf)

Joint Bookrunners

BNP PARIBAS	BofA Merrill Lynch	Citigroup	SOCIETE GENERALE

Co-Managers solely with respect to the Class A Notes

Barclays	J.P. Morgan	Lloyds Securities	NatWest Markets	RBC Capital Markets

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by sending a request by e-mail to prospectus@citi.com.